UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2011

REACHLOCAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 274-0260

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 1, 2011, ReachLocal, Inc. publicly disseminated a press release announcing financial results for the third quarter ended September 30, 2011.

The foregoing description is qualified in its entirety by reference to ReachLocal’s press release, dated November 1, 2011, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.  Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On October 31, 2011, ReachLocal determined that it will wind down the operations of Bizzy due to insufficient consumer adoption of the Bizzy recommendation engine and determined that Bizzy would be considered a discontinued operation as of the third quarter of 2011.  ReachLocal expects that the total amount of expenses to be incurred in connection with the discontinuation of Bizzy will be approximately $3.2 million. ReachLocal recorded a noncash charge of $2.5 million in the third quarter of 2011to reflect the impairment of capitalized software development costs relating to Bizzy. ReachLocal expects to record a charge to discontinued operations in the fourth quarter of 2011 of approximately $0.7 million, consisting of personnel and severance costs ($0.1 million), operating losses ($0.3 million), and facilities and other costs ($0.3 million), including approximately $0.6 million of future cash expenditures.  It is currently anticipated that the shutdown will be completed in the fourth quarter of 2011.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
99.1	Press Release dated November 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2011	REACHLOCAL, INC.

	By:	/s/ Zorik Gordon
Zorik Gordon
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated November 1, 2011.